Exhibit 23.3

FAX (713) 651-0849
1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

February 21, 2008

Nexen Inc.

801 7th Avenue SW

Calgary, Alberta  T2P 3P7

Board of Directors:

We hereby consent to references to Ryder Scott Company L.P. relating to the evaluation of certain oil and gas properties of Nexen Inc. (the “Company”) contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1&2 Business and Properties of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Very Truly Yours,

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

Houston Texas

February 21, 2008

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258